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                                   EXHIBIT 99
                                 PRESS RELEASE


The following is issued in conjunction with Case Corporation's 1999 third quarter results:

For more information, contact:

Sandra J. Lasch (414) 636-6473

For Immediate Release


                  CASE CAPITAL PORTFOLIO INCREASES 19 PERCENT

          .   Revenues increased 11 percent to $120 million.
          .   Net income down 8 percent, to $23 million, as rising interest rates narrowed margins.
          .   Managed portfolio grows to $7.5 billion.

     Lincolnshire, Illinois (October 26, 1999) -- Case Capital Corporation today announced net income of $23 million for the third quarter, down slightly from $25 million in the comparable period last year. Revenues increased 11 percent over the prior year period to $120 million. The year-over-year decrease in net income is attributed to lower margins on receivables and lower gains on asset-backed securitizations due to a rising interest rate environment and competitive market conditions.

     For the first nine months, revenues increased 31 percent over the prior year to $346 million. Net income for the first nine months was $64 million, up slightly from the $62 million reported in the comparable period last year. The improvement in net income is attributed to higher financing income from strong growth in receivables and leases. The increase was partially offset by higher operating expenses, lower gains on asset-backed securitizations and additional provisions for loan losses. The increased loss provisions support Case Capital's growing portfolio as well as higher losses resulting from the weakening agricultural market.

                                                                 Form 8-K page 7
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     Case Capital's managed portfolio grew to $7.5 billion as of September 30,
1999, a 19 percent increase year-over-year. While Case Capital's diversification initiatives contributed to the portfolio growth, sustained weakness in the farm economy continues to put pressure on the agricultural segment of the business.

     "Given significant declines in our core market, we're proud to report continued growth in our portfolio," stated Ted R. French, chairman, Case Capital. "Our ability to sustain growth despite a weakening economy demonstrates the soundness of our strategy."

     Case Capital continued to grow its diversified business significantly, partially offsetting the impact of weak retail demand in the agricultural equipment market. Diversified originations, generated primarily through Soris Financial, were higher than anticipated for the quarter. Sustained geographic growth in Europe and Australia also supported Case Capital's profitability during the period.

     "Our organization is focused on operational excellence and profitable growth in every aspect of our business," stated Andrew E. Graves, president, Case Capital. "We remain confident that our strategy will ensure sustainable, long-term earnings growth for Case Capital."

     Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation, Soris Financial and Case Credit Insurance Agency. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks located in North America, Europe and Australia. Soris offers its products through diverse dealer networks in North America. Based in Lincolnshire, Illinois, Case Capital manages a $7.5 billion portfolio of receivables and leases.

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                                                                 Form 8-K page 9